UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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SOUTHWEST BANCORP, INC.

(Name of Registrant as Specified in its Charter)

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March 17, 2009
Dear Fellow Shareholder:
     We invite you to attend our 2009 Annual Meeting of Shareholders to be held in the Auditorium, Room 215, of the Stillwater Public Library, 1107 South Duck Street, Stillwater, Oklahoma on Thursday, April 23, 2009 at 11:00 a.m., Central Time.
     The 2008 results are presented in detail in the enclosed Annual Report.
     The Annual Meeting has been called to elect directors; to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2009; to approve a proposal regarding our executive compensation decisions; and to consider any other matters that properly come before the Annual Meeting or any adjournments. Directors and officers of Southwest, as well as representatives of Ernst & Young LLP, will be present to respond to any questions the shareholders may have.
     Your vote is important to Southwest. Please complete the proxy card and return it in the enclosed, postage-paid envelope or vote your shares by telephone or on the Internet as described in the Proxy Statement.
     Thank you for investing in Southwest.
Sincerely,

SOUTHWEST BANCORP, INC.
608 South Main Street
Stillwater, Oklahoma 74074
(405) 372-2230

NOTICE OF ANNUAL MEETING
March 17, 2009
     The Annual Meeting of Shareholders of Southwest Bancorp, Inc. (“Southwest”) will be held in the Auditorium, Room 215, of the Stillwater Public Library, 1107 South Duck Street, Stillwater, Oklahoma at 11:00 a.m., Central Time, on Thursday, April 23, 2009.
     The Annual Meeting is for the purpose of considering and acting upon:
1.	The election of four directors of Southwest;

2.	The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2009;

3.	The advisory proposal to approve the compensation of certain executive officers; and

4.	The transaction of such other matters that properly come before the Annual Meeting or any adjournments thereof.
     Your Board of Directors recommends a vote “FOR” the election of the persons nominated for election, “FOR” the ratification of Ernst & Young LLP, and “FOR” approval of the compensation of certain executive officers. The Board is not aware of any other business to come before the Annual Meeting.
     Only shareholders of record at the close of business on March 2, 2009, will be entitled to vote at the Annual Meeting and any adjournments or postponements. A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed. Whether or not you attend the meeting in person, it is important that your Southwest shares be represented and voted. Please vote by completing, signing, and dating your proxy card, and returning it as soon as possible in the enclosed, postage-paid envelope. Alternatively, you may vote by telephone using the toll-free telephone number included on the proxy card or vote by Internet through the website indicated on the proxy card. This proxy is revocable. You may change your proxy later or vote in person at the meeting, if you wish.
     A complete list of shareholders entitled to vote at the Annual Meeting will be open for examination by any shareholder for any purpose germane to the Annual Meeting during ordinary business hours at Southwest’s main office during the ten days prior to the Annual Meeting.
     The proxy statement, voting instruction card, and Southwest’s 2008 Annual Report are being distributed on or about March 17, 2009.
Important Notice Regarding Availability of Proxy Materials
The Notice and Proxy Statement and Annual Report on Form 10-K are available at
www.envisonreports.com/oksb.

BY ORDER OF THE BOARD OF DIRECTORS

Stillwater, Oklahoma	KERBY E. CROWELL
March 17, 2009	SECRETARY

SOUTHWEST BANCORP, INC.
PROXY STATEMENT

PROXY STATEMENT
QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:	You are voting on:
•	The re-election of the following four directors: James E. Berry II, Joe Berry Cannon, Robert B. Rodgers, and John Cohlmia, each for a one-year term (See page 3);

•	A proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year (See page 31); and

•	An advisory (nonbinding) proposal to approve the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers (See page 31).

Q:	Who is entitled to vote at the Annual Meeting?

A:	Shareholders of Southwest’s common stock as of the close of business on March 2, 2009 (the Record Date) are entitled to vote at the meeting.

Q:	How do I vote?

A:	You may vote by completing, signing, and dating the proxy card, and returning it in the enclosed, postage-paid envelope. If you return your signed proxy card but do not indicate your voting preference, your card will be voted in favor of the re-election of all four directors, for the proposal to ratify the appointment of Ernst & Young LLP, and for the proposal to approve the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers You have the right to revoke your proxy any time before the Annual Meeting, and shareholders who attend the meeting may withdraw their proxies and vote in person if they wish.

Many of our shareholders have the option to submit their proxies or voting instructions by telephone or through the Internet instead of submitting proxies by mail using the enclosed proxy card. Please note that there are different arrangements for using the telephone and the Internet depending on whether your shares are registered in Southwest’s stock records in your name or in the name of a brokerage firm or bank. Southwest shareholders should check their proxy card or the voting instructions forwarded by their broker, bank, or other holder of record to see which options are available. If you have Internet access, we encourage you to record your vote on the Internet.

The telephone and Internet procedures described below for submitting your proxy or voting instructions are designed to authenticate shareholders’ identities, to allow shareholders to have their shares voted, and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by the shareholder.

Southwest holders of record may submit their proxies by telephone, by calling the toll-free number indicated on their proxy card and following the recorded instructions; or through the Internet, by visiting the website indicated on their proxy card and following the instructions.

The deadline for voting by telephone or through the Internet is 1:00 a.m. Central Time on April 23, 2009.

Q:	Who will count the votes?

A:	Computershare Investor Services, LLC, Southwest’s transfer agent, will tabulate the votes.

Q:	What should I do if I receive more than one proxy card?

A:	If you receive more than one proxy card, it indicates that you own shares in more than one account or that your shares are registered in more than one. You should vote the shares represented by all proxy cards you receive by completing, signing, dating, and returning each proxy card in the enclosed, postage-paid envelope or by telephone or the Internet.

Q:	What constitutes a quorum at the Annual Meeting?

A: On the Record Date there were 14,608,112 shares of Southwest common stock issued and outstanding. Each share is entitled to one vote on all matters voted on at the Annual Meeting. A majority of the outstanding shares present or represented by proxy will be a quorum for the Annual Meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. Abstentions and shares held for you by your broker or nominee (broker shares) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter are not included in the quorum and will not be included in determining the number of votes cast in the election of directors, the ratification of the appointment of Ernst & Young LLP, or the to approve the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers

Q:	Who may attend the Annual Meeting?

A:	All shareholders as of the Record Date may attend, although seating is limited.

Q:	What percentage of Southwest stock did directors and executive officers of Southwest own on the Record Date?

A:	Together, they owned approximately 10.46% of Southwest issued and outstanding common stock.

Q:	Who pays for this proxy solicitation and how will solicitation occur?

A:	Southwest’s Board of Directors is soliciting this proxy, and Southwest will pay the cost of the solicitation. In addition to the use of the mail, employees of Southwest may solicit proxies personally or by telephone, fax, or electronic mail, without additional compensation. Southwest has retained Georgeson Inc. to assist with the solicitation for a fee of $7,000, plus reimbursement of out-of-pocket expenses. Banks, brokerage houses, and other nominees and fiduciaries are requested to forward the proxy material to beneficial owners of Southwest stock and to obtain authorization to execute proxies on behalf of the beneficial owners. Upon request, Southwest will reimburse these parties for their reasonable expenses in forwarding proxy material to beneficial owners.

PROPOSAL I—ELECTION OF DIRECTORS
     Your Board of Directors is composed of twelve members. The Board of Directors is now divided into three classes, and members of each class were elected to serve for staggered three-year terms. At the 2008 annual meeting, shareholders approved an amendment to our Certificate of Incorporation to provide for the election of directors for one-year terms, beginning with the 2009 annual meeting. Accordingly, the directors elected at this annual meeting and thereafter will be elected to one-year terms. The terms of the directors elected at the 2007 annual meeting will continue to expire at the 2010 annual meeting, and the terms of the directors elected at the 2008 annual meeting will continue to expire at the 2011 annual meeting.
     The Board of Directors has nominated for re-election James E. Berry II, Joe Berry Cannon, Robert B. Rodgers, and John Cohlmia, all of whom currently are directors, each to serve for a term of one year and until his successor is elected and qualified. Each nominee must be elected by a plurality of shares voted in this election. The individuals named as proxies on your proxy card will vote for the election of each nominee unless you withhold authorization.
     Each shareholder voting in the election of directors is entitled to cumulate his or her votes by multiplying the number of shares of common stock owned of record by the shareholder on the Record Date by the number of directors to be elected. Each shareholder is then entitled to cast his or her total cumulated votes for one nominee or distribute his or her votes among any number of the nominees being voted on at the Annual Meeting. Shareholders may not cumulate their votes on the form of proxy solicited by the Board of Directors. In order to cumulate votes, shareholders must attend the meeting and vote in person or make arrangements with their own proxies. Unless otherwise specified in the proxy, however, the right is reserved, in the sole discretion of the Board of Directors, to vote cumulatively, and to distribute votes among some or all of the nominees of the Board of Directors in a manner other than equally so as to elect as directors the maximum possible number of such nominees.
     Each nominee has agreed to serve for a one-year term, if elected. If any nominee is unable to stand for re-election at this Annual Meeting, the Board may (i) reduce its size or (ii) nominate an alternate candidate, in which case the proxies will be voted for the alternate candidate.
     Your Board recommends a vote FOR these directors.
DIRECTOR NOMINEES
Term Expiring in 2009

James E. Berry II	Director Since 1998
     Mr. Berry, age 63, has been the owner of Shading Concepts, which manufactures and sells solarium draperies, since 1988. From 1973 to 1988, Mr. Berry was a stockbroker in Oklahoma City with a major Wall Street firm. J. Berry Harrison and Robert B. Rodgers are his cousins.

Joe Berry Cannon	Director Since 1981
     Mr. Cannon, age 72, is an Assistant Professor of Management at Oral Roberts University School of Business in Tulsa, Oklahoma. Mr. Cannon served as Chairman, President, Chief Executive Officer, and Senior Trust Officer of First National Bank and Trust Co. in Blackwell, Oklahoma from 1968-1991. He has been a member of the Kiwanis Club, a member of the First United Methodist Church Board of Directors, and is a member of the American and Oklahoma Bar Associations.

Robert B. Rodgers	Director Since 1996
     Mr. Rodgers, age 55, has been Chairman of the Board since December 31, 1999. He previously served as Vice Chairman of the Board, beginning in May 1999. Mr. Rodgers is president of Bob Rodgers Motor Company in Pauls Valley, Oklahoma, and is owner of Rapid Enterprises. He is a former director and was the President and Chairman of the Board of Directors of CDI II, a credit life insurance company headquartered in Oklahoma City, Oklahoma. Mr. Rodgers also previously served on the Board of Directors and was the Regional Vice President of the Oklahoma Auto Dealers Association. Mr. Rodgers is past chairman of the Planning and Zoning Commission for the City of Pauls Valley, Oklahoma. James E. Berry II and J. Berry Harrison are his cousins.

John Cohlmia	Director Since 2006
     Mr. Cohlmia, age 46, was appointed as a director of the Company in July 2006. He has been a director of Stillwater National Bank and Trust Company (“Stillwater National”) since August 2003. Mr. Cohlmia is a Real Estate Broker with Grubb & Ellis Levy Beffort of Oklahoma City, Oklahoma.
DIRECTORS CONTINUING IN OFFICE
Term Expiring in 2010

Tom D. Berry	Director Since 1981
     Mr. Berry, age 65, is involved in oil and gas exploration in North Central Oklahoma, and is an Auctioneer and Real Estate Broker in Stillwater, Oklahoma.

Rick Green	Director Since 1998
     Mr. Green, age 61, was appointed the Chief Executive Officer (“CEO”) of Southwest effective January 1, 1999. Mr. Green previously served as Chief Operating Officer, President of the Central Oklahoma division, and Executive Vice President of Stillwater National, Southwest’s principal bank subsidiary. He is a member of the Oklahoma City and Edmond Chambers of Commerce and has served as Chair/Ambassador of the Stillwater Chamber of Commerce, on the Oklahoma State University Alumni Association Homecoming and Honor Students Committees, as Chairman of Payne County Youth Services, as Co-Chairman of the United Way of Stillwater Fund Drive and as a member of the Advisory Board of the Oklahoma State University Technical Institute. He is a member of the Commercial Real Estate Association of Oklahoma City, the Oklahoma and Oklahoma City Homebuilders Associations, and past member of the Stillwater Medical Center Committee on Physician Recruitment. Mr. Green is also a member of Leadership Stillwater and Leadership Oklahoma City. Mr. Green continues to be active as an alumnus of Oklahoma State University, serving on various committees and boards, including as a past member of the Board of Governors of the Oklahoma State University Development Foundation, and as a member of the Oklahoma State University College of Business Alumni Hall of Fame.

David P. Lambert	Director Since 1981
     Mr. Lambert, age 69, served as President and Chief Executive Officer of the Lambert Construction Company from 1974 until 2005 and continues to serve as Chairman of the Board. He is

Chairman of the Trustees of the Oklahoma Construction Advancement Foundation, a member and past chairman of the Stillwater Chamber of Commerce and the Stillwater Industrial Foundation. Mr. Lambert is a life director of the Associated General Contractors of America, and was inducted into the Oklahoma State University Construction Management Hall of Fame.

Linford R. Pitts	Director Since 1981
     Mr. Pitts, age 71, is President of Stillwater Transfer & Storage, Inc. in Stillwater, Oklahoma, and invests in real estate and in oil and gas properties and other various small businesses. Mr. Pitts is a member of the Past President’s Council of the Stillwater Chamber of Commerce.
Term Expiring in 2011

David S. Crockett Jr.	Director Since 2006
     Mr. Crockett, age 64, was appointed as a director in July 2006. Mr.  Crockett, who has an MBA, owns the CPA firm David S. Crockett & Co., CPA’s in Dallas, Texas. He obtained his CPA designation in 1969 and holds permits to practice in both Texas and Oklahoma. Mr. Crockett is a member of the American Institute of Certified Public Accountants, the Texas Society of CPAs, the Dallas Estate Planning Council, and the Petroleum Accounting Society. He is also Vice-President of Stonetex Oil Corp., and is independently active in oil and gas exploration with various partners.

J. Berry Harrison	Director Since 1991
     Mr. Harrison, age 70, is a retired Oklahoma State Senator, and has been a rancher and farmer in Fairfax, Oklahoma since 1962. Mr. Harrison serves as Conservation District Director of Osage County, President of the Oklahoma Association of Conservation Districts, and is a member of many other civic groups. James E. Berry II and Robert B. Rodgers are his cousins.

James M. Johnson	Director Since 2006
     Mr. Johnson, age 49, was appointed as a director in May 2006. Mr.  Johnson has an MBA from Emory University and is a self-employed small business owner. He previously served for fourteen years as a supervisory analyst, financial analyst, and examiner of financial institutions with the federal Office of Thrift Supervision and its predecessor.

Russell W. Teubner	Director Since 2000
     Mr. Teubner, age 52, is founder and CEO of Host Bridge Technology, LLC, a computer software company. The Stillwater Chamber of Commerce honored him as Citizen of the Year in 1992, Small Business Person of the Year in 1991-92, and Small Business Exporter of the Year in 1992-93. In 1993, he received the Outstanding Young Oklahoman award given annually by the Oklahoma Jaycees. In 1997, Oklahoma State University named Mr. Teubner as a recipient of their Distinguished Alumni award. During 1996 and 1997 he served on the Citizen’s Commission on the Future of Oklahoma Higher Education. Currently, he serves on the board of the OSU Education and Research Foundation and the Global Commerce Network, a non-profit organization devoted to helping business leaders extend their influence into the social sector. Mr. Teubner is also a past director of the Oklahoma City branch of the Federal Reserve Bank of Kansas City.

BOARD MEETINGS AND COMMITTEES
     Southwest’s Board conducts its business through meetings of the Board and of its committees. The Board meets monthly and may have additional special meetings. The Board met fourteen times during 2008. Each director in office at the record date attended more than 85% of the meetings of the Board held in 2008 and more than 80% of the total number of meetings held in 2008 of the Board and the committees on which he served.
Audit Committee
     The Audit Committee of the Board oversees and reports to the Board of Directors regarding accounting and financial reporting processes, the audits of the financial statements, the qualifications and independence of registered public accounting firms engaged to provide independent audits and related services, and the performance of the internal audit function and independent registered public accounting firm; and performs the other duties of the committee specified by federal securities laws and regulations, the Federal Deposit Insurance Act, and related regulations (the “FDIA”), the listing standards of the NASDAQ Stock Market, Inc (the “Listing Standards”), and its charter. In addition the committee, as directed by the Board, investigates and reports to the Board with respect to specific matters involving financial reporting, financial accounting, conflicts of interest, internal controls, and compliance with laws and regulations relating to such matters. The committee, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation, retention, evaluation, termination, and oversight of the work of any independent auditor employed by Southwest for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm reports directly to the committee. The committee is responsible for the resolution of any disagreements between management of Southwest and the independent registered public accounting firm regarding financial reporting. All members of the committee are “independent” as defined in applicable law, regulations of the Securities and Exchange Commission (“SEC”), the FDIA, and the Listing Standards. Members of the committee also meet all other applicable requirements of the SEC, FDIA, and the Listing Standards for financial, accounting or related expertise. The committee has adopted a written charter, which has been approved by the Board of Directors. A copy of this charter is available on the governance area of Southwest’s website at www.oksb.com. The committee met twelve times in 2008. Current members are Joe Berry Cannon, David S. Crockett Jr., James M. Johnson, Russell W. Teubner, and Linford R. Pitts, Chairman. Robert B. Rodgers, Chairman of the Board of Directors, is an ex-officio member of the Audit Committee. The Board has determined that Mr. Crockett qualifies as an audit committee financial expert under the Listing Standards and applicable securities regulations. Under SEC regulations and Southwest policy, the identification of a person as an audit committee financial expert does not impose on such person any duties, obligations, or liability greater than those to which he or she otherwise is subject as a member of the audit committee and board of directors.
Compensation Committee
     The Compensation Committee of the Board reviews Southwest’s compensation policies and employee benefit plans and programs and makes recommendations to the Board based on such reviews; reviews and recommends CEO compensation to the Board for its approval; determines executive management incentive awards and stock based awards to eligible officers; reviews and recommends employment agreements, including change-in-control agreements; recommends changes in director compensation to the Board; performs the other duties of the committee specified by federal banking and securities laws and regulations, the FDIA, and the Listing Standards; and as directed by the Board, investigates and reports to the Board with respect to specific matters involving compensation and benefit matters. The committee has a written charter which is available at www.oksb.com in the governance section. Members of the committees are independent directors within the meaning of the Listing Standards. The committee is advised by an outside compensation consulting firm and by legal counsel. The committee may delegate to the appropriate officers of Southwest the responsibility for executing and delivering agreements and documents approved by the committee. The Chief Executive Officer is not present during voting or deliberation of his compensation by the committee or the board. The compensation of other Named Executive Officers is determined by a vote of the independent directors in connection with the annual budget process.
     The committee met once in 2008. Current members are James E. Berry II, John Cohlmia, James M. Johnson, David P. Lambert, Linford R. Pitts, and Russell W. Teubner, Chairman. Robert B. Rodgers, Chairman of the Board of Directors, is an ex-officio member of the Compensation Committee.
Compensation Committee Interlocks and Insider Participation
     In 2008, no Southwest executive officer served as a member of the compensation committee of another entity that had an executive officer who served as a Southwest director, and no Southwest executive officer served as a director of another entity that had an executive officer serving on Southwest’s Compensation Committee. No member of the Compensation Committee served as an officer or employee of Southwest or any of its subsidiaries during 2008, or had any related party transaction during 2008 that was required to be disclosed in this proxy statement. See “Certain Transactions” on page 29.
Nominating and Director Search Committees
     Southwest has a Nominating Committee and a Director Search Committee with responsibility for recommending persons to be nominated as directors. The Chairman of the Board is the chairman of both committees. Members of the committees are independent directors within the meaning of the Listing Standards. The Nominating Committee has responsibility for recommending to the Board of Directors whether or not to nominate each director whose term expires at the next annual meeting of shareholders. Members of the Nominating Committee are the independent directors who were elected at the previous annual meeting and the Chairman of the Board. The Nominating Committee met one time in 2008. Current members are David S. Crockett, J. Berry Harrison, James M. Johnson, Russell W. Teubner, and Robert B. Rodgers, Chairman. In its determination of whether or not to recommend a director for nomination, the Nominating Committee considers whether or not the director meets the minimum criteria for board membership based upon the director’s honesty, integrity, reputation in his or her community, existence of any actual or potential conflicts of interest, and past service as director, and may consider additional factors it deems appropriate. The Director Search Committee has responsibility for identifying and recommending to the Board of Directors persons to be nominated as new directors of Southwest. The committee also is responsible for interviewing and investigating potential new directors. The Director Search Committee did not meet in 2008. Current members of the committee are James E. Berry II, J. Berry Harrison, David P. Lambert, Russell W. Teubner, and Robert B. Rodgers, Chairman. In its determination of whether or not to recommend a director for nomination, the Director Search Committee will consider whether or not such director meets the minimum criteria for board membership described above, and may consider additional factors it deems appropriate.
     The Director Search Committee also is responsible for considering persons recommended for nomination as directors by shareholders, other directors, and officers. Under the charter of the Director Search Committee, no shareholder nomination or recommendation need be considered unless the committee determines, in its good faith discretion, that (i) the manner and substance of the recommendation or nomination and the related information and materials provided in connection with the recommendation or nomination comply with the procedural and substantive requirements of Southwest’s

Certificate of Incorporation, relevant Bylaws, and state and federal law, and (ii) if elected, the person recommended or nominated may lawfully serve on the board. Shareholders may submit recommendations for director candidates for consideration by the Director Search Committee to the Secretary by first class mail. Please also see “Shareholder Proposals and Communications” on page 32 of this Proxy Statement.
     The Nominating Committee and the Director Search Committee have written charters that have been approved by the Board of Directors. Copies of these charters are available on the governance area of Southwest’s website at www.oksb.com.
DIRECTOR INDEPENDENCE
     The Board of Directors has affirmatively determined that all Directors other than Mr. Green are independent under the Listing Standards. Those independent directors are:

James E. Berry II	David S. Crockett Jr.	Linford R. Pitts
Thomas D. Berry	J. Berry Harrison	Robert B. Rodgers
Joe Berry Cannon	James M. Johnson	Russell W. Teubner
John Cohlmia	David P. Lambert
Independence Standards for Directors not on the Audit Committee
     In general, an independent director means a person, other than a person having a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the following persons are not independent:
(i)	A person who is now or during the last three years has been an officer or employee of Southwest or of any parent or subsidiary of Southwest;

(ii)	A person who accepted, or who has a family member who accepted, any payments in excess of $120,000 from Southwest or any parent or subsidiary of Southwest during the current fiscal year or in any of the three preceding fiscal years, excluding the following payments:
(A)	Compensation for board or committee service;

(B)	Payments arising solely from investment in Southwest’s securities (e.g. dividends);

(C)	Compensation to a family member who is a “non-executive employee”;

(D)	Benefits under a tax-qualified retirement plan or “non-discretionary compensation”; and

(E)	Loans permitted under Section 13(k) of the Securities Exchange Act of 1934 (the “Act”), which, in general, include loans made in accordance with regulations governing loans between banks and their directors.
(iii)	A director who is a family member of a person who is or at any time during the past three years was, employed as an executive officer by Southwest or of any parent or subsidiary of Southwest;

(iv)	A director who is, or who has a family member who is, a partner, controlling shareholder, or executive officer of any organization to which Southwest made, or from which Southwest received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in Southwest’s securities, or (ii) payments under non-discretionary charitable contribution matching programs.
(v)	A person who is, or who has a family member who is, an executive officer of another entity at which any of the executive officers of Southwest have served on the compensation committee of the other entity; and

(vi)	A person who is, or who has a family member who is, a current partner of Southwest’s outside auditor, or who was a partner or employee of Southwest’s outside auditor who worked on Southwest’s audit at any time during the past three years.
Independence Standards for Members of the Audit Committee.
     Each member of the Audit Committee must meet the independence standards summarized above. In addition, none of the following are considered independent for purposes of Audit Committee membership:
(i)	A person who currently accepts, directly or indirectly, any consulting, advisory, or other compensatory fee from Southwest or from any subsidiary of Southwest, other than fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Southwest if such compensation is not contingent in any way on continued service with Southwest or any subsidiary of Southwest;
(ii)	A person who is an affiliated person of Southwest or any subsidiary of Southwest. Affiliated persons are persons who directly or indirectly control Southwest, including, but not limited to, persons who are executive officers of Southwest or a subsidiary of Southwest, a director who is also an employee of Southwest or a subsidiary of Southwest, and a general partner or management member of a subsidiary of Southwest. Affiliated persons do not include persons who do not beneficially own 10% or more of any class of voting securities of Southwest or a subsidiary of Southwest and who are not executive officers of Southwest or a subsidiary of Southwest.
     The Board of Directors of Stillwater National, Southwest’s primary banking subsidiary, also has determined that each member of the Audit Committee, which has the same membership as the Southwest Audit Committee, is independent of management, based upon consideration of whether the director is or has been an officer or employee of Stillwater National or any of its affiliates; serves or served as a consultant, advisor, promoter, underwriter, legal counsel, or trustee of or to Stillwater National or any of its affiliates; is a relative of an officer or other employee of Stillwater National or any of its affiliates; holds or controls or held or controlled, direct or indirect financial interest in Stillwater National or any of its affiliates; or has outstanding extensions of credit from Stillwater National or any of its affiliates, among other factors the board deems relevant. A director is not considered independent of management if such director is, or has been within the preceding year, an officer or employee of Stillwater National or any of its affiliates, or owns or controls, or has owned or controlled within the preceding year, assets representing 10% or more of any outstanding class of voting securities of Stillwater National.
Executive Sessions
     Independent directors have regularly scheduled meetings at which only independent directors are present.

DIRECTOR COMPENSATION
     During 2008, the Chairman of the Board of Directors of Southwest received an annual retainer of $18,000, the Chairman of the Audit Committee received an annual retainer of $14,000, the Chairman of the Compensation Committee received an annual retainer of $12,500, the Chairman of the Loan Committee received an annual retainer of $11,000, and other non-officer Directors of Southwest each received an annual retainer of $8,000. In addition, non-officer Directors received fees of $750 per board meeting attended and a committee meeting fee of $300 per meeting if the meeting was held the same day as the board meeting, or $600 if the committee meeting was held on another day. The Financial expert on the Audit Committee receives $1,000 per meeting in addition to the regular committee meeting fee. Directors who also serve as Southwest officers did not receive these fees. Southwest directors are also eligible to receive non-incentive stock options and other stock based awards under Southwest’s 2008 Stock Based Award Plan. Awards of 1,200 shares of restricted stock with a market value on the date of grant of $16.93 per share were granted in 2008 to directors who were not employees of Southwest or any of its subsidiaries. The following table summarized compensation for each person who was a member of Southwest’s board of directors during 2008.

	Director Compensation
	Fees Earned
	or Paid in
Name	Cash	Stock Awards (1)	Total
James E. Berry, II	$22,400	$20,459	$42,859
Thomas D. Berry	21,800	20,459	42,259
Joe Berry Cannon	23,150	20,459	43,609
John Cohlmia	23,150	20,459	43,609
David S. Crockett Jr.	34,850	9,014	43,864
J. Berry Harrison	25,100	20,459	45,559
James M. Johnson	24,650	10,687	35,337
David P. Lambert	21,050	20,459	41,509
Linford R. Pitts	30,350	20,459	50,809
Robert B. Rodgers	34,950	20,459	55,409
Russell W. Teubner	31,850	20,459	52,309

(1)	Represents the expense recorded on the books of Southwest in 2008 for stock awards. The expense relates to the amortization of the grant of 900 shares to each director in office on March 3, 2005, at grant date fair value of $17,775 per director, the grant of 900 shares to each director in office on January 2, 2006, at a grant date fair value of $19,553 per director, the grant of 750 shares to each director in office on January 29, 2007, at a grant date fair value of $20,239 per director, other than directors Crockett and Johnson who began service during 2006, and the grant of 1,200 shares to each director in office on January 24, 2008 at a grant date fair value of $20,316 per director. Director Crocket received a 2007 grant of 312 shares with a grant date fair value of $8,419 and Director Johnson received a 2007 grant of 498 shares with a grant date fair value of $13,439. See the discussion of share-based compensation in notes 1 and 16 to the Consolidated Financial Statements included in Southwest’s 2008 Annual Report on Form 10-K.

COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS
     The shares of Southwest’s common stock that were beneficially owned on the Record Date by each person who was a director or officer on that date or is a Named Executive Officer are shown below. The number or shares shown below includes directors’ qualifying shares. No shares included below are pledged as security.

	Common Stock
	Amount and
	Nature of		Percentage
	Beneficial		of Shares
Name	Ownership(1)		Outstanding(2)
James E. Berry II	250,420	(3)	1.71%
Thomas D. Berry	69,761	(3)	*
Joe Berry Cannon	73,242	(3)	*
John Cohlmia	7,950		*
David S. Crockett Jr.	4,712		*
Rick Green	81,463	(4)	*
J. Berry Harrison	114,326	(3)	*
James M. Johnson	4,969		*
David P. Lambert	44,835	(3)	*
Linford R. Pitts	43,452	(3)	*
Robert B. Rodgers	307,548	(3)	2.10
Russell W. Teubner	64,270	(3)	*
Kerby E. Crowell	99,063	(5)	*
Jerry L. Lanier	56,976	(6)	*
Kimberly G. Sinclair	76,433	(7)	*
Charles H. Westerheide	82,786	(8)	*
All Directors and Executive Officers as a Group (33 persons)	1,587,814	(9)	10.46%

*	Less than one percent of shares outstanding.

(1)	Beneficial ownership is defined by rules of the Securities and Exchange Commission, and includes shares that the person has or shares voting or investment power over and shares that the person has a right to acquire within 60 days from March 2, 2009.

(2)	In calculating the percentage ownership of each named individual and the group, the number of shares outstanding includes any shares that the person or the group has the right to acquire within 60 days of March 2, 2009.

(3)	Includes 4,200 shares that the Director has the right to acquire within 60 days of March 2, 2009, pursuant to the exercise of stock options.

(4)	Includes 75,872 shares that Mr. Green has the right to acquire within 60 days of March 2, 2009, pursuant to the exercise of stock options.

(5)	Includes 74,017 shares that Mr. Crowell has the right to acquire within 60 days of March 2, 2009, pursuant to the exercise of stock options.

(6)	Includes 56,364 shares that Mr. Lanier has the right to acquire within 60 days of March 2, 2009, pursuant to the exercise of stock options.
(continued)

(7)	Includes 64,970 shares that Ms. Sinclair has the right to acquire within 60 days of March 2, 2009, pursuant to the exercise of stock options.

(8)	Includes 82,557 shares that Mr. Westerheide has the right to acquire within 60 days of March 2, 2009, pursuant to the exercise of stock options.

(9)	Includes shares held by certain directors and executive officers as custodians under Uniform Transfers to Minors Acts, by their spouses and children, and for the benefit of certain directors and executive officers as custodians under individual retirement accounts (“IRAs”), limited liability partnerships, and living trusts. Includes 559,711 shares that executive officers and directors have the right to acquire within 60 days of March 2, 2009, pursuant to the exercise of stock options. Does not include shares beneficially owned by Directors of Bank of Kansas who are not also directors of Southwest.
OWNERS OF MORE THAN 5% OF SOUTHWEST’S COMMON STOCK
     Beneficial owners of more than 5% of the common stock are required to file certain ownership reports under the federal securities laws. The following table shows the common stock beneficially owned by persons who have filed these reports reporting beneficial ownership that exceeds 5% of Southwest’s outstanding common stock at March 2, 2009.

	Amount and Nature	Percentage
	of Beneficial	of Shares
Name	Ownership(1)	Outstanding(2)
Polaris Capital Management, Inc. (3)	1,227,308	8.40%
Dimensional Fund Advisors LP (4)	886,859	6.07%
Barclays Global Investors, NA (5)	880,498	6.03%

(1)	Beneficial ownership is defined by rules of the Securities and Exchange Commission, and includes shares for which the person has or shares voting or investment power. A decision to disclaim beneficial ownership or to include shares held by others is made by the shareholder, not by Southwest.

(2)	Calculated by Southwest based upon shares reported as beneficially owned by the listed persons and shares of Southwest common stock outstanding at March 2, 2009.

(3)	The address of Polaris Capital Management, Inc. is 125 Summer Street, Suite 1470, Boston, MA 02110.

(4)	The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	The address of Barclays Global Investors, NA is 400 Howard Street, San Francisco, California 94105.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
     This Compensation Discussion and Analysis describes Southwest’s compensation philosophy, components, goals, and processes, including the methodology for determining executive compensation for Southwest’s Principal Executive Officer, Principal Financial Officer, and three most highly compensated other executive officers (the “Named Executive Officers”).
     The Compensation Committee, the CEO, and the full Board of Directors have important roles in the process of establishing executive officer compensation. The Compensation Committee has engaged Amalfi Consulting to provide independent compensation information and advice. Amalfi Consulting reports directly to the Compensation Committee and does not perform other work for Southwest or its management.
     Please refer to the Summary Compensation Table on page 23, which summarizes compensation for the Named Executive Officers for 2008, 2007, and 2006, and to the detailed compensation disclosures under the heading “Executive Compensation” beginning on page 23.
Important Information About 2008, 2009, and Future Executive Compensation
     New federal laws and the current economic conditions have caused us to significantly change our executive compensation plans and decisions. These changes and the reasons for them are discussed below.
     Capital Raising. We decided to raise capital in early 2008 to support our strategic goals. The new capital is already at work supporting new loans and increasing the strength of Southwest and our subsidiary banks.
     We achieved our capital raising goals through two initiatives:
•	The $34.5 million sale of our trust preferred securities in a public offering; and

•	The $70.0 million sale of our preferred securities and warrants in a private placement under the Capital Purchase Program established by the United States Department of the Treasury.
     The public offering was completed in early July 2008. Shortly after that date, the public market for most new banking securities collapsed as the economy deteriorated. The Treasury Department responded by developing the voluntary Capital Purchase Program in the fall of 2008. The stated goal of this voluntary program was to buy nonvoting investment securities from qualified, healthy banks in order to encourage a return to more normal liquidity and help stabilize the financial markets.
     We applied for approval to participate in the Capital Purchase Program after determining that its terms were likely to be more favorable than any market alternative. We completed the sale of preferred securities and warrants to the Treasury in December 2008. Additional information on our 2008 capital offerings is contained in our 2008 Annual Report on Form 10-K.
     New Compensation Restrictions. In February 2009, the federal American Recovery and Reinvestment Act (the “Recovery Act”) became law. It subjects companies that participated in the Capital Purchase Program to new executive compensation restrictions and requirements that last as long as its Capital Purchase Plan preferred securities are outstanding. These include prohibitions of:
•	Incentive compensation payments payable in cash or in stock options to covered officers;

•	Incentive compensation paid in stock, except for grants of restricted stock that may not fully vest until after none of Southwest’s Capital Purchase Plan preferred shares remain outstanding, and are limited in value to 1/3 of total compensation per covered officer;

•	Incentives that would cause a covered officer to take unnecessary and excessive risks that threaten the value of Southwest; and

•	Payments to a covered officer triggered by his or her departure from employment, other than payments for services performed and accrued benefits.
     The incentive compensation restrictions apply to the five most highly compensated employees at Southwest. The severance payment restrictions apply to the Named Executive Officers and the next five most highly compensated officers. Some of the additional provisions of the Recovery Act may apply to additional officers at Southwest.
     Covered officers also are required to return any bonus or incentive compensation they receive that was based upon statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.
     The Recovery Act also requires companies with outstanding Capital Purchase Program preferred securities to:
•	Provide shareholders with an opportunity to cast nonbinding advisory votes on executive compensation (Please see Proposal III on page 31.);

•	Establish independent compensation committees;

•	Establish polices regarding excessive luxury expenditures; and

•	Provide certifications of compliance with these Recovery Act provisions.
     The Treasury Department is required to issue regulations to implement the Recovery Act. These regulations will affect how the Recovery Act applies to Southwest.
Effects of Economic Conditions and the Recovery Act on Compensation of Our Named Executive Officers
     Base Salary. We last adjusted base salaries for the Named Executive Officers effective January 1, 2008. In December 2008, we decided not to increase their base salaries for 2009 because of economic conditions. This decision was not affected by the Recovery Act.
     Short-Term and Long-Term Incentive Compensation. Our incentive compensation plans consist of a short-term plan under which cash awards are paid based upon annual performance or discretionary factors and a long-term plan under which stock based awards are made based upon three-year average performance.
     No payouts to Named Executive Officers under our short-term or long-term incentive compensation plans were made based upon 2008 performance because (i) the threshold performance levels for Southwest consolidated performance were not achieved, and (ii) Southwest determined not to make payouts of short-term incentive compensation based on divisional goals in view of economic conditions. The Recovery Act had no effect on the lack of payouts for those periods. In March, Southwest granted a discretionary bonus to Mr. Westerheide, our Executive Vice President and Treasurer, for his performance during the first two months of 2008.
     We have suspended both the short-term and the long-term incentive compensation plans in their existing forms for 2009 because of the Recovery Act’s severe restrictions on incentive compensation. The

Compensation Committee plans to revisit the incentive compensation programs following the release of regulations from the Treasury Department implementing the Recovery Act.
     The Compensation Committee has reviewed the suspended incentive compensation plans with Southwest’s senior risk officers and has made reasonable efforts to ensure that those plans, had they been in effect, would not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of Southwest.
     Benefits and Perquisites. As required under the Recovery Act, we plan to implement a policy regarding excessive or luxury expenditures. We do not expect the policy to have any material effect on existing benefits and perquisites, which we believe are reasonable.
     Potential Change in Control Effects. Southwest will not make any unearned or unaccrued payments to Named Executive Officers under our Severance Plan or any other plan that provides termination benefits while they are prohibited by the Recovery Act.
     Executive Compensation Study. We plan to conduct a study during 2009 of alternative compensation arrangements. The goal of the study is to develop, if possible, compensation arrangements that will attract, motivate, and retain executive talent while achieving our financial goals and complying with the Recovery Act. The study will be conducted with advice from our independent compensation consultant and legal counsel.
Philosophy and Guiding Principles
     Southwest recognizes that the ability to retain and recruit executive officers is critical to the achievement of its annual and long range goals. Our executive compensation philosophy is intended to effectively attract, motivate, and retain top executive talent at a reasonable cost to Southwest. Where allowed by federal law and regulation, our goal is to link executive rewards with shareholder returns, to reward both short and long-term performance, to achieve strategic business objectives, and to provide the opportunity to receive incentives for exceeding targeted goals.
     As described above, we are currently evaluating alternative compensation practices for 2009 and future periods in which our Capital Purchase Program preferred securities are outstanding. The following discussion is based upon principles that applied to prior periods (including 2008), and which may apply in the future when consistent with law and economic conditions.
     Southwest intends that total compensation and each of its components be market competitive and consistent with Southwest’s performance goals. The Compensation Committee assesses the competitiveness of the CEO’s total compensation and its components on an annual basis. This annual compensation review assesses the appropriateness of the mix of compensation components and considers comparisons of compensation levels and practices at Southwest versus a peer group of approximately twenty publicly traded bank holding companies (a detailed listing of the peer group is provided on page 21). The peer group compensation data and other market compensation data is provided by the committee’s independent compensation consultants. This peer group market compensation data is used to assist the committee in making compensation adjustments and decisions, but is not the sole factor that the committee utilizes. The committee also takes into account the performance of Southwest, the performance of the CEO and other Named Executive Officers, internal and external factors that are affecting the Company, and the advice and recommendations of its independent compensation consultants. The CEO does not participate in the deliberation of his compensation.
     The components of total compensation are (a) base compensation (salary), (b) annual cash incentive compensation, (c) long-term incentive compensation in the form of stock based awards, and (d) executive benefits and perquisites. Southwest is guided by the following principles in establishing executive compensation. A discussion of each of these components begins on page 16.

•	CEO base salary compensation generally should be set at the approximate median level of its peers, subject to adjustment based on factors relating to the CEO’s value and Board discretion. Base salary for other Named Executive Officers is based upon the individual executive’s value in consideration of their levels of responsibility, ability, experience, and on discretion. The base salaries of the Named Executive Officers have not been adjusted for 2009 due to the current economic conditions.

•	A substantial part of potential total annual cash compensation should be in the form of cash incentive payments based upon the annual performance of Southwest and the performance of the individual officer. The CEO’s performance for annual cash incentive payments generally should be based upon Southwest’s performance. As noted above, however, the short-term incentive compensation plan that provides such payments was suspended in early 2009.

•	Long-term incentive compensation should be provided through Stock Based awards under Southwest’s shareholder approved Stock Based plans. The CEO and Named Executive Officers are eligible for annual grants of Stock Based awards that are based upon a percentage of salary that is determined by Southwest’s long-term performance over a three-year period. As noted above, however, the long-term incentive compensation plan that provides such grants was suspended in early 2009.

•	The types and amounts of perquisites and benefits provided to the Named Executive Officers should be comparable to peer levels.

•	Overall compensation should be comparable to peer levels, subject to differences in performance. Please see the “Effects of Economic Conditions and the Recovery Act on Compensation of Our Named Executive Officers” on page 14.
The Board may make exceptions to these principles in its discretion. (See “Board of Directors and Compensation committee Discretion; Adjustments” on page 20.)
Base Salary Compensation (Salary)
(Please see the “Salary” column in the “Summary Compensation Table” on page 23.)
     The base salary of the Named Executive Officers is reviewed annually in December, and any changes are made effective on the following January 1st. Base compensation is intended to provide a predictable and stable source of income over the year, but is subject to increase or decrease at the discretion of the Board.
     The base salary of the CEO is approved by the Board of Directors based upon the recommendation of the Compensation Committee. The base salary of the other Named Executive Officers is established by the Board based upon the recommendations of the CEO in connection with approval of the annual budget.
     Generally, the goal of the committee is to maintain the annual base salary level for the CEO at approximately the median level of the peer group reflected in the report of the compensation consultant used by the committee in its annual review, although the committee may make discretionary adjustments. The CEO proposes the annual base compensation levels of the other Named Executive Officers based upon data from those reports and the CEO’s consideration of the executive’s responsibilities, qualifications, experience, and performance as well as internal pay equity and market competitiveness factors. The increases in base salaries for 2008 over 2007 are shown below.

	Base Salary		Increase
Name and Position	2008	2007	Amount	Percentage
Rick Green	$470,967	$440,967	$30,000	6.80%
President and Chief Executive Officer
Kerby E. Crowell	264,000	249,000	15,000	6.02%
Executive Vice President, Secretary and Chief Financial Officer
Jerry Lanier	286,000	263,500	22,500	8.54%
ExecutiveVice President and Chief Lending Officer
Kimberly G. Sinclair	225,500	215,500	10,000	4.64%
ExecutiveVice President and Chief Administrative Officer
Charles H. Westerheide	222,000	210,000	12,000	5.71%
ExecutiveVice President and Treasurer
No changes have been made in the base salaries of Named Executive Officers for 2009. They will each continue to earn the amounts shown under the 2008 column in the above table.
Annual Cash Incentive Compensation
(Please see the “Non-Equity Incentive Plan” column in the “Summary Compensation Table” on page 23.)
     Regular annual incentive compensation is paid in cash. It is designed to directly reward the achievement of key performance measures established for each year. Annual cash incentive compensation for the CEO is based upon the annual consolidated performance of Southwest in terms of actual versus targeted earnings per share growth, return on equity, and return on assets. Annual cash incentive compensation for the other Named Executive Officers is based on a combination of consolidated performance and divisional or personal performance goals.
     Annual cash incentive compensation is calculated as a percentage of base compensation. The threshold, targeted, and maximum (superior) award opportunity levels for each of these performance levels and the corresponding percentages of base salary payable at those levels are determined each year following approval of the annual budget. Targets may include items that are not part of the budget. When items are included in the budget, the thresholds for awards may exceed budgeted levels. The targets for Southwest consolidated performance to be used for annual incentive compensation calculations and the percentage payouts at threshold, target, and maximum performance levels are approved by the Board based upon the recommendation of the Compensation Committee. The following table shows the consolidated financial goals and actual performance for 2008.
2008 Targeted and Actual Company Performance

	Threshold	Target	Maximum	Actual
Earnings per share growth	13.01%	16.44%	26.71%	-31.51%
Return on equity	10.68%	11.00%	11.97%	6.40%
Return on assets	0.88%	0.91%	0.99%	0.54%
     Divisional and other performance factors for Named Executive Officers other than the CEO are established by the CEO. Southwest does not provide earnings forecasts or guidance. The divisional performance factors for Named Executive Officers for 2008 were: Mr. Crowell-number of “road shows”

(analyst and investor presentations) and on-schedule earnings releases; Mr. Lanier-nonperforming loans to loans, net charge-offs to average loans, average loans, net loan yield, and divisional other noninterest expense; Ms. Sinclair-mortgage net noninterest income or expense, student loan net income, service charge income, and average transaction accounts; and Mr. Westerheide-brokerage (investor services) net noninterest income or expense and consolidated net interest spread.
     The weights and payments as a percentage of base compensation for 2008 performance at the threshold, target, and maximum levels are shown below. During 2008, Southwest determined that it would not pay awards based upon divisional goals, even though some Named Executive Officers were exceeding their targets, because of economic conditions. Southwest has not calculated what the awards for divisional performance would have been.

	Mr .	Mr .	Mr .	Ms.	Mr.
	Green	Crowell	Lanier	Sinclair	Westerheide
Incentive Compensation Component Weights:
Southwest consolidated performance:
Earnings per share growth	60%	45%	45%	45%	45%
Return on equity	30%	23%	23%	23%	23%
Return on assets	10%	8%	8%	8%	8%

Subtotal	100%	75%	75%	75%	75%
Divisional goals	0%	25%	25%	25%	25%

Total	100%	100%	100%	100%	100%

Incentive payment as a percentage of base compensation at:
Maximum	70%	53%	53%	53%	53%
Target	40%	33%	33%	33%	33%
Threshold	20%	15%	15%	15%	15%

Actual incentive payment:
Percentage of base compensation	0%	0%	0%	0%	11%
Amount	$—	$—	$—	$—	$25,000

     Discretionary Adjustments. The Compensation Committee and the CEO may recommend, and the Board may approve, discretionary adjustments in the calculated awards. In April 2008 we paid a discretionary bonus to Mr. Westerheide for his performance in asset/liability management during the first quarter of 2008. There were no other discretionary adjustments of Named Executive Officer annual cash incentives for 2008.
     2009 Awards. The annual cash incentive compensation awards for 2009 were intended to be calculated in a similar manner to that described in the table above. However, the plan has recently been suspended as described previously.
Long-Term Incentive Compensation
(Please see the ‘Stock Awards” and “Option Awards” columns in the “Summary Compensation Table” on page 23, and the material under “Stock Based Plans” beginning on page 23.)
     Long-Term incentive compensation is paid through stock based awards issued under Southwest’s Stock Based Award Plan. Southwest believes that granting stock based awards is an effective way to align the interests of management with those of Southwest’s shareholders over time, encourage ownership, and foster retention. All stock options are granted with an exercise price equal to the market price of common stock at the date of grant. The value of the equity awards granted is based on a percentage of base salary for each Named Executive Officer. The performance is determined by the average of Southwest’s consolidated performance, using the factors used for the corporate portion of the annual incentive awards, against target levels for the current year and the two preceding years (three-year average). The threshold, target, and maximum levels for the three-year average performance and the actual level for 2008 awards are shown below.
     2008 Actual Company Performance for Long-term Compensation Awards: 3 Year Average

	Threshold	Target	Maximum	Actual	Weights
Earnings per share growth	10.00%	12.00%	14.00%	-11.49%	60.00%
Return on equity	14.31%	14.63%	15.07%	10.19%	30.00%
Return on assets	0.96%	0.98%	1.01%	0.89%	10.00%

					100.00%

If a measure is below the threshold it is not counted in the total.
     Awards may be made in the form of stock options or shares of restricted stock at the discretion of the Board of Directors upon the recommendation of the Compensation Committee. The weighted performance results are multiplied by the earned percentages of base salary and the resulting value is provided to the officer based on the grant date fair market value of the restricted stock or stock options that are awarded. For stock options we utilize a Black-Scholes method of valuation.
     The percentage of base salary payable to each Named Executive Officer and the form and terms of Stock Based awards are approved by the Board based upon the recommendation of the Compensation Committee. In developing its recommendation the committee considers the accounting and tax effects of the awards, and the potential dilutive effect of the awards on other shareholders. No awards were made based upon three-average performance, because actual performance in each category was less than the threshold for awards. For information regarding the amounts of Stock Based awards for 2007, paid in 2008, please see the table headed “Grants of Plan-Based Awards” on page 24.
     2009 Awards. The annual long-term awards for 2009 were intended to be calculated in a similar manner to that described in the table above. However, the long-term incentive plan has been suspended for 2009, as described above.
Benefits and Perquisites
(Please see the “Non-Equity Incentive Plan Compensation”, “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” columns in the “Summary Compensation Table” on page 23, the material under “Other Compensation Plans” on page 27 and the material under “Nonqualified Deferred Compensation “ on page 27.)
     Benefits and perquisites are essential components of competitive total compensation. Southwest intends to provide benefits and perquisites that are competitive and consistent with prevailing industry practice. The Named Executive Officers are eligible to participate in the benefit plans generally available to Southwest employees, including its tax qualified profit sharing plan. In addition, Mr. Green, Mr. Crowell, and Mr. Lanier participate in a non-qualified, unfunded “top hat” profit sharing plan that allows them to receive the same profit sharing percentage as other employees without regard to federal tax limitations. Mr. Green also has participated in a non-qualified, unfunded deferred compensation plan, under which he was eligible to defer all or part of his 2002 and 2003 cash compensation. The amount deferred earns interest each quarter at an annualized rate that is one percent less than the rate Stillwater National earned on average interest earning assets during the previous quarter.

Potential Change in Control Effects
(Please see the material under “Severance Arrangements” on page 27.)
     Under Southwest’s Severance Compensation Plan, executive officers are entitled to lump-sum severance compensation upon a qualifying termination of service equal to a percentage of their respective total annual base compensation in effect at the date of termination. For purposes of the Severance Compensation Plan, a qualifying termination of service is defined as either an involuntary termination of service or a voluntary termination of service for good reason, in either case within two years following a change-in-control occurring after the effective date of the Severance Compensation Plan.
     The rights to change in control benefits under the Separation Agreements are dependent on a “double trigger,” that is, there must be both a change in control and a termination of employment without just cause or with good reason. The Compensation Committee believes these “double trigger” provisions are reasonable and in the best interests of shareholders and should help to reduce potential mis-incentives for executives in the period in which a change in control is being evaluated and negotiated; and to avoid the potential double payment of executives who continue their employment after a change in control that could result from a single change in control trigger.
     All awards under Southwest’s Stock Option Plan become fully vested in the event of a change in control.
     No termination payments will be made to Named Executive Officers or other covered officers under our Severance Plan or other plans to the extent they are prohibited by the Recovery Act. Please see “Effects of Economic Conditions and the Recovery Act on Compensation of Our Named Executive Officers” on page14.
Board of Directors and Compensation Committee Discretion; Adjustments
     Additional performance bonuses, stock options, and other Stock Based awards may be made within the discretion of the Compensation Committee and the Board of Directors. The Compensation Committee also may consider other factors, and may change the basis of assessing Southwest’s performance in the future, based upon Southwest’s annual or longer-term goals. Southwest’s compensation philosophy and its methodologies for determining compensation components are not a binding plan or contract that conveys rights to base salary, annual cash incentive compensation, or grants of Stock Based awards, all of which are discretionary.
     In connection with the Capital Purchase Program, Southwest and all of the Named Executive Officers agreed to comply with the requirements of law and regulation for recovery of any bonus or incentive compensation received by Named Executive Officers that was based upon statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate. Southwest intends to amend its plans and policies as necessary to comply with the Recovery Act after the related Treasury Regulations have been issued.
Compensation Consultants
     The Compensation Committee has engaged Amalfi Consulting and its predecessor to provide executive and director compensation consulting advice to the committee since 2003. This advice includes annual reviews of the overall compensation of executive officers and directors. These reviews evaluate total compensation and its components, including the individual compensation component mix. The annual compensation reviews provide analytical peer reviews and other data on market practices. The compensation reviews are also provided to the CEO for his use in developing compensation recommendations to the Board regarding the other Named Executive Officers. Amalfi Consulting’s consultants report directly to the Compensation Committee and the committee discusses, reviews, and approves all consulting projects performed by Amalfi Consulting.
Peer Analysis
     The peer analysis described previously is used as a general guide in assessing the competitiveness of Southwest’s executive compensation and is based upon compensation practices and levels of a group of publicly traded bank holding companies with assets of from $2.0 to $5.0 billion in Midwestern, Western, and Southern states that are current or possible markets for Southwest or where it may compete for executive or other senior officers. The median total assets for the group as of September 30, 2008, was $3.5 billion, compared to Southwest’s total assets at that date of $2.8 billion. The members of the peer group used in the committee’s December 2008 review of compensation were:

IBERIABANK Corporation	Midwest Banc Holdings, Inc.
PrivateBancorp, Inc.	First Financial Bankshares, Inc.
Sterling Bancshares, Inc.	Bank of the Ozarks, Inc.
1st Source Corporation	Old Second Bancorp, Inc.
First Busey Corporation	Guaranty Bancorp
Texas Capital Bancshares, Inc.	Great Southern Bancorp, Inc.
First Merchants Corporation	CoBiz Financial Inc.
Renasant Corporation	Home Bancshares, Inc.
Taylor Capital Group, Inc.	First Financial Corporation
First State Bancorporation
Integra Bank Corporation
     Data for the Peer compensation reports prepared by Amalfi Consulting are derived primarily from proxy statements, which generally reflect compensation for the year prior to the year in which compensation reviews are conducted. For example, the review of compensation conducted in December 2008, which included a decision on base compensation to be paid for the year 2009, was based largely on the peer compensation paid or relating to 2007. The effect of this delay can be to understate the levels of peer based compensation, which do not reflect changes since the 2007 levels, compared to current Southwest based compensation. The Compensation Committee seeks to take this timing difference into account through estimating projected average increases with the assistance of Amalfi Consulting. In the December 2008 review, the compensation data was reviewed as in the past, but Amalfi Consulting encouraged the committee to take into account the current economic environment in banking and the possible decrease in executive compensation given the current environment.
     The measures used to assess Southwest’s performance relative to its peer group in the 2007 and 2008 consultant’s reports included net interest margin, efficiency ratio, return on average equity, earnings per share growth, and return on average assets for the nine months ended September 30, 2008 and for the full-year of 2007. The analysis also includes values for total return on a theoretical investment in the stock of each company over the three years then ended.
     Although the committee performed a compensation review in December 2008, no adjustment was made to the base salaries of any Named Executive Officer. Please see “Effects of Economic Conditions and the Recovery Act on Compensation of Our Named Executive Officers” on page14.

COMPENSATION COMMITTEE REPORT
     We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Southwest’s Annual Report on Form 10-K for the year ended December 31, 2008.
     We certify that the committee has reviewed with Southwest’s senior risk officers the incentive compensation arrangements for the Named Executive Officers and has made reasonable efforts to ensure that such arrangements do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten Southwest’s value.

March 5, 2009

	Russell W. Teubner, Chairman	David P. Lambert
	James E. Berry II	Linford R. Pitts
	John Cohlmia	Robert B. Rodgers
James M. Johnson

EXECUTIVE COMPENSATION
     The following table summarizes compensation earned by or awarded to Rick Green, Southwest’s, principal executive officer; Kerby E. Crowell, Southwest’s principal financial officer; and the three most highly compensated other executive officers for 2008 (the “Named Executive Officers”).
Summary Compensation Table

							Change in
							Pension
							Value and Non-
						Non-Equity	qualified
				Stock		Incentive Plan	Deferred	All Other
Name and Principal				Awards	Option	Compensation	Compensation	Compensation
Position	Year	Salary	Bonus	(1)	Awards (2)	(3)	Earnings (4)	(5)	Total
Rick Green	2008	470,967		45,779	7,524	—	28,050	43,068	595,388
President and Chief	2007	440,967	80,000	32,123	36,402	—	37,164	79,178	705,833
Executive Officer	2006	408,967			123,422	194,196	30,264	124,881	881,730

Kerby E. Crowell	2008	264,000		1,278	15,400	—		20,624	301,302
Executive Vice President,	2007	249,000		—	52,632	26,612		39,259	367,503
Secretary and Chief Financial Officer	2006	235,000		—	54,016	87,059		59,748	435,823

Jerry Lanier	2008	286,000		1,348	15,230	—		47,524	350,102
Executive Vice President and	2007	263,500	41,146	—	52,545	8,853		63,254	429,298
Chief Lending Officer	2006	238,500		—	53,274	68,679		64,097	424,550

Kimberly G. Sinclair	2008	225,500		1,095	13,739	—		15,794	256,128
Executive Vice President and	2007	215,500		—	46,265	21,790		23,662	307,217
Chief Administrative Officer	2006	203,500		—	47,093	69,284		37,765	357,642

Charles H. Westerheide	2008	222,000	25,000	1,067	12,105	—		16,676	276,848
Executive Vice President and	2007	210,000		—	41,679	34,830		23,537	310,046
Treasurer	2006	186,042		—	40,677	73,108		44,759	344,586

(1)	Represents the expense recorded on the books of Southwest for restricted stock awards made in 2008 based upon prior year performance. See the discussion of restricted stock in Notes 1 and 16 to the Consolidated Financial Statements contained in Southwest’s 2008 Annual Report on Form 10-K.

(2)	Represents the expense recorded on the books of Southwest for option awards granted in years prior to 2008. See the discussion of equity award valuation in Notes 1 and 16 to the Consolidated Financial Statements contained in Southwest’s 2008 Annual Report on Form 10-K.

(3)	Represents the annual incentive compensation payments earned based upon annual performance.

(4)	Represents amounts earned under an unfunded, unqualified deferred compensation plan, including preferential interest of $1,790 (2008), $7,641 (2007), and $4,131 (2006).

(5)	Includes annual contributions under Southwest’s qualified profit sharing plan of $11,650 (2008), $22,505 (2007), and $27,011 (2006) per named executive officer; contributions under Southwest’s unfunded, unqualified supplemental profit sharing plan of $17,989 (2008), $45,080 (2007), and $73,488 (2006) for Mr. Green, $3,231 (2008), $11,670 (2007), and $18,435 (2006) for Mr. Crowell, $6,941 (2008), $13,455 (2007), and $16,369 (2006) for Mr. Lanier and other perquisites and benefits individually less than $25,000, including country club dues, automobile usage, apartment rental for Mr. Lanier’s use while attending to business in Southwest’s Texas operations, and incremental cost of supplemental life, long-term care, and, other than for Mr. Green, long-term disability
Stock Based Plans. Southwest maintains stock based plans to attract, retain, and motivate key officers of Southwest and its subsidiaries by providing them with a stake in the success of Southwest as measured by the value of its shares.
     The 2008 Stock Based Awards Plan (the “2008 Plan”), which was approved by the shareholders at the 2008 Annual Meeting of Shareholders, authorizes the issuance of up to 800,000 shares of common stock and stock-based awards, subject to certain adjustments for changes in Southwest’s capital structure.
The 2008 Plan has a term of 10 years from its effective date April 24, 2008 after which date no awards may be granted under the 2008 Plan. As of December 31, 2008, no options for shares were outstanding under the 2008 Plan. The 2008 Plan replaced a plan adopted in 1999 (as amended, the “1999 Option Plan”), which was terminated except with respect to options that were outstanding on the plan’s termination date. As of December 31, 2008, options for 691,111 shares were outstanding under the 1999 Option Plan. The 1999 Option Plan replaced a plan adopted in 1994 (the “1994 Option Plan”), which was terminated except with respect to options that were outstanding on the plan’s termination date. As of December 31, 2008, no options for shares were outstanding under the 1994 Option Plan. The 1999 Option Plan and the 1994 Option Plan are referred to below as the “Option Plans.”
     The Option Plans provide for the grant of “incentive options” as defined in Section 422 of the Code. The 2008 Plan and the 1999 Option Plan also provide for the grant of “non-incentive options”, restricted stock, and stock appreciation rights to directors, officers, and non-officer employees on terms and conditions established by the Stock Option Committee, which administers the Option Plans. The independent members of the Board of Directors acts as the Stock Option Committee. As of December 31, 2008, only stock options and restricted stock awards have been made under the Option Plans and no awards had been made under the 2008 Plan.
     Under the Option Plans, the maximum option term is 10 years from the date of grant. Options are granted with various vesting schedules and terms. The exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of stock options must be paid in full in cash or shares of common stock, or a combination of both. The Stock Option Committee has the discretion when making a grant of stock options under the 2008 Plan to impose restrictions on the shares to be purchased upon exercise of such options.
     The following table provides information regarding 2008 grants of equity plan based awards. All awards were of restricted stock made pursuant to Southwest’s 1999 Option Plan. Awards vest one-third each on the first, second, and third anniversaries of the date of grant. Recipients of restricted stock have the right to vote and to receive dividends from the date of grant.
Grants of Plan-Based Awards

		All Other
		Stock
		Awards:
		Number of	Grant Date
	Grant	Shares of	Fair Value of
Name	Date	Stock	Stock Awards
Rick Green	2/28/2008	629	$10,559
Kerby E. Crowell	2/28/2008	272	4,575
Jerry Lanier	2/28/2008	288	4,827
Kimberly E. Sinclair	2/28/2008	235	3,922
Chares H. Westerheide	2/28/2008	229	3,821

(1)	Represents the remaining expense to be recognized on the award in future periods.

(2)	Pursuant to the terms of the 1999 Option Plan, the exercise prices of awards made in 2008 were based upon the average of the high and low sales prices on the NASDAQ National Market on the date of grant, rather than the closing prices. See Note 16 to Southwest’s Consolidated Financial Statements included in its 2008 Annual Report on Form 10-K.

     The following table provides information regarding stock options exercised during 2008. No awards of restricted stock to the Named Executive Officers vested during 2008. None of the Named Executive Officers had stock appreciation rights during 2008.
Option Exercises

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Exercise	Exercise
Rick Green	69,822	$514,269
Kerby E. Crowell	8,670	55,055
Jerry L. Lanier	11,670	55,998
Kimberly E. Sinclair	7,856	49,886
Charels H. Westerheide	6,340	34,299
     No stock appreciation rights (“SARs”) were exercised by the Named Executive Officers during 2008. No SARs were held by any Named Executive Officer at year-end. No options held by any Named Executive Officer repriced during the last ten full years.
     The plan provides that all awards vest upon a change in control. If a change in control had occurred on the last business day of 2008, the spread value (that is, the excess of market value over exercise price) of the awards for which vesting was accelerated would have been $32,340 for Mr. Green, $6,930 for Mr. Crowell, $9,240 for Mr. Lanier, $11,550 for Ms.  Sinclair, and $9,240 for Mr. Westerheide. However, no change in control vesting would occur to the extent prohibited by the Recovery Act.

     The following table provides information regarding awards outstanding at December 31, 2008, under equity compensation plans, consisting only of the 1994 option plan and the 1999 option plan (each expired but having outstanding options that may still be exercised). As of December 31, 2008, no options for shares were outstanding under the 2008 Plan. The Option Plans and the 2008 Plan were approved by shareholders.
Outstanding Equity Awards At December 31, 2008

	Option Awards				Stock Awards (2)
	Number of				Number of
	Securities	Securities			Shares or	Market Value of
	Underlying	Underlying			Units of	Shares or Units
	Unexercised	Unexercised	Option	Option	Stock that	of Stock that
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable (1)	Price	Date	Vested	Vested
Rick Green	6,000	—	$7.105	12/16/2009	3,875	$50,220
	27,893	—	19.750	3/3/2010
	22,700	4,200	5.260	12/21/2010
	19,279	—	22.140	3/23/2011

Kerby Crowell	6,425	—	16.800	3/5/2009	272	3,525
	30,000	—	7.105	12/16/2009
	11,680	—	19.750	3/3/2010
	8,100	900	5.260	12/21/2010
	8,611	—	22.140	3/23/2011
	6,134	3,067	26.395	3/22/2012

Jerry Lanier	6,755	—	16.800	3/5/2009	288	3,732
	15,000	—	7.105	12/16/2009
	11,767	—	19.750	3/3/2010
	4,800	1,200	5.260	12/21/2010
	8,703	—	22.140	3/23/2011
	6,226	3,113	26.395	3/22/2012

Kimberly Sinclair	5,727	—	16.800	3/5/2009	235	3,046
	20,000	—	7.105	12/16/2009
	10,373	—	19.750	3/3/2010
	13,500	1,500	5.260	12/21/2010
	7,402	—	22.140	3/23/2011
	5,312	2,656	26.395	3/22/2012

Chuck Westerheide	30,000	—	8.665	2/18/2009	229	2,968
	4,809	—	16.800	3/5/2009
	15,000	—	7.105	12/16/2009
	8,542	—	19.750	3/3/2010
	10,800	1,200	5.260	12/21/2010
	6,121	—	22.140	3/23/2011
	4,856	2,428	26.395	3/22/2012

(1)	Unexercisable options vest and expire on anniversaries of the dates of grant. The vesting dates for the unexercisable options shown above are provided below, shown by expiration date.

Expiration Date	Vesting of Unexercisable Options
12/21/2010	12/21/2009
3/22/2012	3/22/2009

(2)	Unvested stock awards were granted on February 28, 2008, and vest 1/3 each on February 28, 2009, 2010, and 2011.

Other Compensation Plans
     Southwest has established a deferred compensation plan for the benefit of Mr. Green and a Supplemental Profit Sharing Plan for the benefit of the Mr. Green, Mr. Crowell, and Mr. Lanier. Both plans are unfunded. The deferred compensation plan allows Mr. Green to make annual elections to defer all or part of annual cash compensation for the following year. Amounts deferred increase or decrease in each calendar quarter as though they were invested in a nondeposit account with an annualized return equal to one percentage point less than the annualized average interest rate earned by Stillwater National on average interest earning assets for the previous calendar quarter, or in a fund invested in Southwest common stock, as elected by Mr. Green. Under the Plan, accrued amounts are payable following separation of service from Stillwater National; the year in which Mr. Green reaches 72 years of age; or the year following the year in which Mr. Green reaches 72 years of age. Mr. Green elected not to defer compensation for any years since 2003. Mr. Green’s total earnings on the deferred balances were $28,050 in 2008. Mr. Green has elected not to defer compensation for 2009.
Nonqualified Deferred Compensation

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	December 31,
Name (1)	in 2008	in 2008	2008 (2)	Distributions	2008
Rick Green	—	—	$28,050	—	$527,148

(1)	Mr. Green is the only Named Executive Officer who has participated in this plan.

(2)	Includes preferential interest of $1,790.
     Southwest accrues expense to the Supplemental Profit Sharing Plan in amounts sufficient to ensure that the participants obtain the same profit sharing contribution as a percentage of compensation as do other officers and employees of Southwest without regard to limitations of Southwest’s qualified Profit Sharing Plan. During 2008, the following amounts were accrued under the Supplemental Profit Sharing Plan: Mr. Green — $17,989; Mr. Crowell — $3,321; and Mr. Lanier — $6,941.
Severance Arrangements
     Under Southwest’s Severance Compensation Plan, executive officers are entitled to lump-sum severance compensation upon a qualifying termination of service equal to a percentage of their respective total annual base compensation in effect at the date of termination. For purposes of the Severance Compensation Plan, a qualifying termination of service is defined as either an involuntary termination of service or a voluntary termination of service for good reason, in either case within two years following a change-in-control occurring after the effective date of the Severance Compensation Plan. Good reason would include: (i) a reduction in their base salary; (ii) their assignment without their consent to a distant location; (iii) the failure to maintain them in a position of comparable authority or responsibility; or (iv) a material reduction in their level of incentive compensation or benefits. A change-in-control is deemed to occur whenever: (i) any entity or person becomes the beneficial owner of or obtains voting control over 50% or more of the outstanding shares of common stock of either Southwest or Stillwater National; (ii) the shareholders of either Southwest or Stillwater National approve (a) a merger or consolidation in which Southwest or Stillwater National is not the survivor or pursuant to which the outstanding shares of either would be converted into cash, securities, or other property of another corporation other than a transaction in which shareholders maintain the same proportionate ownership interests, or (b) a sale or other disposition of all or substantially all of the assets of either Southwest or Stillwater National; or (iii) a change in a majority of the Boards of Directors of either Southwest or Stillwater National within a twelve-month period unless each new director was approved by the vote of two-thirds of the directors still in office who were in office at the beginning of the twelve-month period. The plan provides, however, that payment may not be greater than the amount that would be deductible for federal income tax purposes under Internal Revenue Code Section 280G after taking into consideration all payments covered by that section. No payments to Named Executive Officers may be made under the Severance Plan while Capital Purchase Program preferred securities are outstanding. Please see, “Effects of Economic Conditions and the Recovery Act on Compensation of Our Named Executive Officers,” on page 14.

CERTAIN TRANSACTIONS
     Southwest’s banking subsidiaries have and expect to have in the future, banking and other transactions with certain officers and directors of Southwest and its subsidiaries and with greater than 5% shareholders of Southwest and their immediate families and associates. These transactions are in the ordinary course of business, and loans have been and will be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of Southwest’s management, these loans did not involve more than normal risk of collectability or present other unfavorable features.
     Under written policy adopted by resolution of the Board of Directors, (i) extensions of credit from banking subsidiaries of Southwest to executive officers, directors, or principal shareholders, must be approved by the independent directors on the Director Loan Review Committee and must meet the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System. Other transactions between Southwest and any of its subsidiaries and executive officers, directors, or principal shareholder must be approved by the independent directors. These other transactions include any financial transactions, arrangements, or relationships, regardless of dollar amount, other than an extension of credit.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Based on Southwest’s review of the copies of initial statements of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 that it has received in the past year, all directors, executive officers, and beneficial owners of more than 10% of its common stock have timely filed those reports with respect to 2008. Southwest makes no representation regarding persons who have not identified themselves as being subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, or as to the appropriateness of disclaimers of beneficial ownership.
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
     A representative of Ernst & Young LLP, Southwest’s independent certified public accounting firm, is expected to be present at the Annual Meeting to respond to shareholders’ questions and will have the opportunity to make a statement.

Fees
     The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the annual financial statements of Southwest Bancorp, Inc. and subsidiaries for the years ended December 31, 2008, and 2007, and fees billed for other services rendered by Ernst & Young LLP.

	2008	2007
Audit Fees (1)	$887,200	$686,040
Audit-Related Fees	—	—
Tax Services	—	—

Total	$887,200	$686,400

(1)	Audit fees consist of fees and expenses for professional services rendered for the audit of Southwest’s consolidated financial statements, for review of financial statements included in Southwest’s quarterly reports on Form 10-Q, and for other services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. Includes fees and expenses for services rendered for the years shown regardless of when the fees and expenses were billed.
Preapproval of Services
     The Audit Committee is required by Securities and Exchange Commission regulations to preapprove all auditing services and permitted non-audit services provided by Southwest’s independent registered public accounting firm. There is an exception for preapproval of nonaudit services if the aggregate amount of all such non-audit services provided to Southwest constitutes not more than five percent of the total amount of revenues paid by it to its independent registered public accounting firm during the fiscal year in which the non-audit services are provided; such services were not recognized by Southwest at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. All audit services and permitted non-audit services to be performed by Southwest’s independent auditor have been preapproved by the Audit Committee as required by Securities and Exchange Commission regulations and the Audit Committee’s charter without exception.
REPORT OF THE AUDIT COMMITTEE
     The Southwest Audit Committee oversees and reports to the Board of Directors regarding accounting and financial reporting processes, the audits of the financial statements, the qualifications and independence of the independent registered public accounting firm engaged to provide independent audits and related services, and the performance of the internal audit function and independent registered public accounting firm; and also performs the other duties of the committee specified by federal securities laws and regulations, the Federal Deposit Insurance Act and related regulations, the Listing Standards and its charter. The committee (1) has reviewed and discussed the audited financial statements included in Southwest’s 2008 Annual Report on Form 10-K with management; (2) has discussed with independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards 61; and (3) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication s with the committee concerting independence, and has discussed independence with the independent registered public accounting firm. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the committee recommended to the

Board of Directors that the audited financial statements be included in the 2008 Annual Report on Form 10-K. The committee also has considered whether the amount and nature of non-audit services rendered by the independent accountant are consistent with its independence.

March 3, 2008	Linford R. Pitts, Chairman
Joe Berry Cannon
David S. Crockett Jr.
James M. Johnson
Robert B. Rodgers
Russell W. Teubner
PROPOSAL II—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2009
     The engagement of Ernst & Young LLP as Southwest’s independent registered public accounting firm for 2009 has been recommended by Southwest’s Audit Committee and approved by Southwest’s Board of Directors. The board is submitting this appointment to the vote of the shareholders for ratification.
     The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of Ernst & Young LLP as Southwest’s independent registered public accounting firm for 2009. Therefore, abstentions effectively count as votes against this proposal. If the appointment is not ratified by a majority of the shareholders, the vote will be considered in connection with the auditor appointment for 2010. However, it is not anticipated that any change in Southwest’s independent registered public accounting firm would be made for the current year because of the difficulty and expense of making a change so long after the beginning of the year.
     The Board of Directors recommends that you vote FOR the ratification of Ernst & Young LLP as Southwest’s independent registered public accounting firm for 2009.
PROPOSAL III—ADVISORY VOTE ON EXECUTIVE COMPENSATION
     We are submitting our compensation decisions for our Named Executive Officers for your approval. These decisions, along with other important information regarding executive compensation, are described in the “Compensation Discussion and Analysis” beginning on page 13, and the compensation disclosures under the heading “Executive Compensation” beginning on page 23.
     Your vote is advisory, and will not be binding on the Board of Directors or the Compensation Committee. However, we will take into account the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors recommends that you vote FOR approval of the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers.
CODE OF ETHICS
     The Board of Directors of Southwest has adopted a code of ethics that applies to all directors, officers, and employees of Southwest and its consolidated subsidiaries. This code, which fulfills the requirements of the Listing Standards and the criteria established by applicable SEC regulations, is available through the governance area of Southwest’s website at www.oksb.com.
OTHER MATTERS
     The Board is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted as determined by a majority of the Board of Directors.
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
     Any shareholder proposal to take action at the year 2010 Annual Meeting of Shareholders must be received at Southwest’s executive office at 608 South Main Street, Stillwater, Oklahoma 74074 no later than November 17, 2009, in order to be eligible for inclusion in Southwest’s proxy materials for that meeting, unless the date of the 2010 annual meeting is more than 30 days from April 23, 2010, in which case the deadline is a reasonable time before Southwest begins to print and send proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. Under Southwest’s Certificate of Incorporation, a shareholder proposal or nomination for director may be eligible for consideration at an annual or special meeting if written notice is delivered or mailed to the Secretary not less than thirty days nor more than sixty days before the meeting, provided that, if less than forty days notice of the meeting has been given, such written notice may be delivered or mailed by the close of the tenth day after the date notice of the meeting was mailed. Such notices also must include information required by and comply with procedures established by the Certificate of Incorporation.
     Southwest’s shareholders may communicate with the board of directors or any individual director by addressing correspondence to the board or such director in care of the Secretary at Southwest’s main office by mail, courier, or facsimile or by e-mail through Southwest’s “contact us” button on the Investor Relations area of its website at www.oksb.com.
     The board of directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for Southwest and to provide an opportunity for shareholders to express any concerns to them. Southwest has adopted a policy that all directors should attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters.
BY ORDER OF THE BOARD OF DIRECTORS
KERBY E. CROWELL
SECRETARY
Stillwater, Oklahoma
March 17, 2009
ANNUAL REPORT ON FORM 10-K
A copy of Southwest’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission will be furnished without charge to shareholders as of the record date upon written request to: Kerby E. Crowell, Southwest Bancorp, Inc., P.O. Box 1988, Stillwater, Oklahoma 74076.

Form of Proxy —I
SOUTHWEST BANCORP, INC.
Admission Ticket
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on April 23, 2009.
Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/oksb
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone
telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
ANNUAL MEETING PROXY CARD
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._
Annual Meeting Proxy Card
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

		For	Withhold
01	James E. Berry II	☐	☐

		For	Withhold
02	Joe Berry Cannon–	☐	☐

		For	Withhold
03	Robert B. Rodgers	☐	☐

		For	Withhold
04	John Cohlmia	☐	☐

2. Proposal to Ratify the appointment of Ernst & Young, LLP as the independent registered public accounting firm for 2009.	For ☐	Against ☐	Abstain ☐

3. Proposal to approve the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers.	For ☐	Against ☐	Abstain ☐

B Non-Voting Items
Change of Address — Please print your new address below. Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right ☐
if you plan to attend the
Annual Meeting.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 —
Please keep signature within the box
2009 Annual Meeting Admission Ticket
2009 Annual Meeting of
Southwest Bancorp, Inc. Shareholders
April 23, 2009, 11:00 a.m. Local Time
Stillwater Public Library
Auditorium Room 215
1107 South Duck Street
Stillwater, Oklahoma
Upon arrival, please present this admission ticket
and photo identification at the registration desk
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE
Proxy — Southwest Bancorp, Inc.
Notice of 2009 Annual Meeting of Shareholders
Address
Proxy Solicited by Board of Directors for Annual Meeting — April 23, 2009

James M. Johnson, Linford R. Pitts, Robert B. Rodgers, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Southwest Bancorp, Inc. to be held on (Date) or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of directors, FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2009, and For item 3 the advisory proposal to approve the compensation of certain executive officers.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)

Form of Proxy —II
(Brokers)
SOUTHWEST BANCORP, INC.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

		For	Withhold
01	James E. Berry II	☐	☐

		For	Withhold
02	Joe Berry Cannon–	☐	☐

		For	Withhold
03	Robert B. Rodgers	☐	☐

		For	Withhold
04	John Cohlmia	☐	☐

2. Proposal to Ratify the appointment of Ernst & Young, LLP as the independent registered public accounting firm for 2009.	For ☐	Against ☐	Abstain ☐

3. Proposal to approve the compensation of our Chief Executive Officer, Chief Financial Officer, and three most highly compensated other executive officers.	For ☐	Against ☐	Abstain ☐
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 —
Please keep signature within the box
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE
Proxy — Southwest Bancorp, Inc.
Notice of 2009 Annual Meeting of Shareholders
Address
Proxy Solicited by Board of Directors for Annual Meeting — April 23, 2009

James M. Johnson, Linford R. Pitts, Robert B. Rodgers, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Southwest Bancorp, Inc. to be held on (Date) or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of directors, FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year 2009, and For item 3 the advisory proposal to approve the compensation of certain executive officers.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)